EXHIBIT 10.47

SECOND AMENDMENT TO THE
ANIXTER INC. EXCESS BENEFIT PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2014

WHEREAS, Anixter Inc. (the “Company”) maintains the Anixter Inc. Excess Benefit Plan, as amended and restated effective January 1, 2014 (the “Plan”) for its eligible employees and its affiliates that have adopted the Plan;
WHEREAS, pursuant to Section 10 of the Plan, the Company has the right to amend the Plan; and
WHEREAS, the Company desires to amend certain governance provisions of the Plan.
NOW, THEREFORE, BE IT RESOLVED, that the Plan is amended, effective as of December 18, 2018, in the following respects:

1.	Section 1(e) is amended in its entirety to read as follows:

“(e)
“Committee” means the Benefits Administrative Committee (referred to as the “Benefits Administrative Committee”, “BAC” or “Committee” in this Plan), and includes any delegate of the BAC pursuant to applicable BAC approvals, as more fully described in Section 9.”

2.	Section 9(a) is amended in its entirety to read as follows:

“(a)
In General. The Excess Plan shall be administered by the BAC or any successor thereto, which shall have the sole authority to construe or interpret the terms and provisions of the Excess Plan and determine the amount, manner and time of payment of any benefits hereunder. The BAC serves as the PlanAdministrator under ERISA. The Anixter Inc. Employee Retirement and Benefits Oversight Committee (“ERBOC”) has the authority and responsibility (i) to appoint and remove members of the BAC and (ii) monitor the BAC. The BAC shall maintain records, make the requisite calculations and disburse payments hereunder, and its interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned. The BAC may adopt such rules as it deems necessary, desirable or appropriate in administering the Excess Plan and the BAC may act at a meeting, in writing without a meeting, or by having actions otherwise taken by a member of the BAC pursuant to a delegation of duties from the BAC. The BAC may, in its discretion, delegate its duties to an officer or other employee of the Company, or to a committee composed of officers or employees of the Company. The determination of the BAC as to disputed questions arising under this Excess Plan, whether of law or of fact, or mixed questions of law and fact, including questions of construction or interpretation, shall be final, binding, conclusive upon all persons. No member of the BAC may act, vote, or otherwise influence a decision of the BAC specifically relating to his benefits, if any, under the Excess Plan. The powers and duties of the BAC and the ERBOC are further provided in the Anixter Inc. Employee Benefit Plans Administration and Investment Charter, as adopted by the Company, and as may be renamed and/or amended from time to time.”

3.	Section 9(b) is amended in its entirety to read as follows:

“(b)	Claims Procedure. Any Participant claiming a benefit ("Claimant") under the Plan shall present the request in writing to the Committee.

(i)
Initial Claim Review. If the claim is wholly or partially denied, the Committee will, within a reasonable period of time, and within 90 days of the receipt of such claim, or if the claim is a claim on account of Disability, within 45 days of the receipt of such claim, provide the Claimant with written notice of the denial setting forth in a manner calculated to be understood by the Claimant:

(A)	The specific reason or reasons for which the claim was denied;

(B)	Specific reference to pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the claim;

(C)	A description of any additional material or information that the Claimant may file to perfect the claim and an explanation of why this material or information is necessary;

(D)
An explanation of the Plan's claims review procedure and the time limits applicable to such procedure and a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review; and

(E)
In the case of an adverse determination of a claim on account of Disability, the information to the Claimant shall include, to the extent necessary, the information set forth in Department of Labor Regulation Section 2560.503-1(g)(1)(v).

If special circumstances require the extension of the 45 day or 90 day period described above, the Claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the Committee expects to reach a decision. Any extension for deciding a claim will not be for more than an additional 90 day period, or if the claim is on account of Disability, for not more than two additional 30 day periods.

(ii)
Review of Claim. If a claim for benefits is denied, in whole or in part, the Claimant may request to have the claim reviewed. The Claimant will have 180 days in which to request a review of a claim regarding Disability, and will have 60 days in which to request a review of all other claims. The request must be in writing and delivered to the Committee. If no such review is requested, the initial decision of the Committee will be considered final and binding.

The Committee's decision on review shall be sent to the Claimant in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the appeal. The Committee shall consider all information submitted by the Claimant, regardless of whether the information was part of the original claim. The decision shall also include a statement of the Claimant's right to bring an action under Section 502(a) of ERISA.
The Committee's decision on review shall be made not later than 60 days (45 days in the case of a claim on account of Disability) after its receipt of the request for review,

unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days (90 days in the case of a claim on account of Disability) after receipt of the request for review. This notice to the Claimant shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render a decision and will be provided to the Claimant prior to the expiration of the initial 45 day or 60 day period.
Notwithstanding the foregoing, in the case of a claim on account of Disability: (A) the review of the denied claim shall be conducted by a named fiduciary who is neither the individual who made the benefit determination nor a subordinate of such person; and (B) no deference shall be given to the initial benefit determination. For issues involving medical judgment, the named fiduciary must consult with an independent health care professional who may not be the health care professional who decided the initial claim.
To the extent permitted by law, the decision of the claims official (if no review is properly requested) or the decision of the review official on review, as the case may be, shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the Claimant has exhausted such Claimant's remedies under these claims procedures, provided that any such action must be brought within one year after the final written decision of the Committee is rendered.”
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IN WITNESS WHEREOF, the Executive Vice President, Human Resources, a duly authorized officer, has executed this Second Amendment to the Anixter Inc. Excess Benefit Plan on December 18, 2018, to evidence its adoption by Anixter Inc.
ANIXTER INC.
By: /s/ Rod Smith
Rod Smith
Executive Vice President, Human Resources

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